 EXHIBIT 12
                                                                                                 COMPUTATION OF RATIO OF
                                                                                                 EARNINGS TO FIXED CHARGES
                                                                                                         UNAUDITED

                                                        For the Twelve                           Fiscal Year Ended September 30
                                                                         --------------------------------------------------------
                                                         Months Ended
                                                        March 31, 2000         2000       1999       1998       1997       1996
                                                    -----------------------------------------------------------------------------
EARNINGS:

Income Before Interest Charges and Minority Interest
     in Foreign Subsidiaries (2)                          $248,429          $226,696   $202,512   $118,085     $169,783  $159,599
Allowance for Borrowed Funds Used in Construction              350               424        303        110          346       205
Federal Income Tax                                          32,110            22,143     44,583     43,626       57,807    55,148
State Income Tax                                            23,397            13,067      6,215      6,635        7,067     7,266
Deferred Inc. Taxes - Net (3)                               44,927            41,858     14,030    (26,237)       3,800     3,907
Investment Tax Credit - Net                                   (879)           (1,051)      (729)      (663)        (665)     (665)
Rentals (1)                                                  5,227             4,561      4,281      4,672        5,328     5,640
                                                    -----------------------------------------------------------------------------

                                                          $353,561          $307,698   $271,195   $146,228     $243,466  $231,100
                                                    =============================================================================

FIXED CHARGES:

Interest & Amortization of Premium and
   Discount of Funded Debt                                 $74,518           $67,195    $65,402    $53,154      $42,131   $40,872
Interest on Commercial Paper and
   Short-Term Notes Payable                                 27,465            23,840     17,319     13,605        8,808     7,872
Other Interest (2)                                           6,325             7,495      2,835     16,919        4,502     6,389
Rentals (1)                                                  5,227             4,561      4,281      4,672        5,328     5,640
                                                    -----------------------------------------------------------------------------

                                                          $113,535          $103,091    $89,837    $88,350      $60,769   $60,773
                                                    =============================================================================

RATIO OF EARNINGS TO FIXED CHARGES                            3.11              2.98       3.02       1.66         4.01      3.80

   Notes:

  (1) Rentals  shown above  represent  the  portion of all rentals  (other than delay rentals) deemed representative of the interest factor.

  (2) The twelve months ended March 31, 2001 and fiscal 2000, 1999,  1998, 1997, and 1996 reflect the reclassification of $1,927,  $1,979, $1,927, $1,839,
      $1,716 and  $1,716  representing  the loss on  reacquired  debt  amortized during each period, from Other Interest Charges to Operation Expense.

  (3) Deferred  Income  Taxes - Net for fiscal  1998  excludes  the  cumulative effect of change in accounting.